Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations of TuHURA Biosciences, Inc. (a Delaware corporation)

The following discussion and analysis of the financial condition and results of operations of TuHURA Biosciences, Inc., a Delaware corporation (“TuHURA”), should be read in conjunction with its audited financial statements and interim unaudited financial statements and the notes related thereto which are attached as Exhibit 99.2 to the Current Report on Form 8-K of which this exhibit is a part. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. TuHURA’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” contained in the Current Report on Form 8-K filed by TuHURA Biosciences, Inc., a Nevada corporation formerly known as Kintara Therapeutics, Inc. (“Kintara”), with the Securities and Exchange Commission (the “SEC”) on October 21, 2024.

Overview

TuHURA is a clinical stage immuno-oncology company developing novel personalized cancer vaccine product candidates designed to overcome primary resistance to immunotherapies like checkpoint inhibitors. TuHURA has entered into a Special Protocol Assessment agreement with the FDA for a single Phase 3 randomized placebo and injection controlled trial for IFx-2.0, the company’s lead personalized cancer vaccine product candidate, as adjunctive therapy to pembrolizumab (Keytruda®) in the first line treatment of patients with advanced or metastatic Merkel cell carcinoma who are checkpoint inhibitor naïve utilizing the FDA’s accelerated approval pathway. TuHURA is also developing novel bi-functional antibody drug conjugates, or ADCs, targeting myeloid derived suppressor cells, or MDSCs, to modulate their immunosuppressive effects on the tumor microenvironment to overcome acquired resistance to immunotherapies.

To date, TuHURA has devoted substantially all of its resources to organizing and staffing TuHURA, business planning, raising capital, identifying and developing product candidates, enhancing its intellectual property portfolio, undertaking research, conducting preclinical studies and clinical trials, and securing manufacturing for its development programs. TuHURA does not have any products approved for sale and has not generated any revenue from product sales. TuHURA has funded its operations primarily through the private placement of common and preferred stock and convertible notes.

TuHURA has incurred significant operating losses since its inception, which are mainly attributed to research and development costs associated with TuHURA’s portfolio and general and administrative expenses. TuHURA’s net loss was $29.3 million for the year ended December 31, 2023 (which includes the expensing of the entire $16.2 million purchase price for the assets of TuHURA Biopharma, Inc., of which $15.0 million was paid in the form of TuHURA Common Stock) and $15.7 million for the nine months ended September 30, 2024. As of September 30, 2024, TuHURA had an accumulated deficit of $105.1 million. TuHURA’s operating losses may fluctuate significantly from quarter-to-quarter and year-to-year as a result of several factors, including the timing of its preclinical studies and clinical trials and the expenditures related to other research and development activities. TuHURA expects to continue to incur operating losses. TuHURA anticipates these losses will increase substantially as it advances its product candidates through preclinical and clinical development, develops additional product candidates and seeks regulatory approvals for its product candidates. TuHURA does not expect to generate any revenues from product sales unless and until it successfully completes development and obtains regulatory approval for one or more product candidates. In addition, if TuHURA obtains marketing approval for any product candidate, TuHURA expects to incur pre-commercialization expenses and significant commercialization expenses related to marketing, sales, manufacturing and distribution. TuHURA may also incur expenses in connection with the in-licensing of additional product candidates. Furthermore, TuHURA expects to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations, compliance and other expenses that TuHURA did not incur as a private company.

As a result, TuHURA will need substantial additional funding to support its continuing operations and pursue its growth strategy. Until such time as TuHURA can generate significant revenue from sales of its product candidates, if ever, TuHURA expects to finance its cash needs through public or private equity offerings, debt financings, collaborations and licensing arrangements or other capital sources. However, TuHURA may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. TuHURA’s failure to raise capital or enter into such other arrangements as and when needed would have a negative impact on its financial condition and could force it to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and market its product candidates that it would otherwise prefer to develop and market itself.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, TuHURA is unable to accurately predict the timing or amount of increased expenses or when or if it will be able to achieve or maintain profitability. Even if TuHURA is able to generate product sales, it may not become profitable. If TuHURA fails to become profitable or is unable to sustain profitability on a continuing basis, TuHURA may be unable to continue its operations at planned levels and be forced to reduce or terminate its operations.

As of September 30, 2024, TuHURA had cash and cash equivalents of $19.6 million. See “— Liquidity and Capital Resources” below.

Recent Developments

Merger with Kintara Therapeutics

On October 18, 2024, TuHURA completed the transactions contemplated by its previously disclosed Agreement and Plan of Merger, dated April 2, 2024 (the “Merger Agreement”), with Kintara Therapeutics, Inc., a Nevada corporation that has been renamed TuHURA Biosciences, Inc. (“Kintara”), and Kayak Mergeco, Inc., a Delaware corporation wholly owned subsidiary Kintara (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into TuHURA with TuHURA surviving the merger (the “Merger”) and becoming Kintara’s direct, wholly-owned subsidiary. In connection with the completion of the Merger, effective at 12:01 a.m. Eastern Time on October 18, 2024, Kintara effected a 1-for-35 reverse stock split of its common stock (the “Reverse Stock Split”). Effective at 12:03 a.m. Eastern Time on October 18, 2024, TuHURA completed the Merger, and effective at 12:04 a.m. Eastern Time on October 18, 2024, Kintara changed its name to “TuHURA Biosciences, Inc.”

The Merger is being accounted for as a reverse recapitalization in accordance with GAAP, with Kintara treated as the acquired company for financial reporting purposes TuHURA treated as the accounting acquirer. The Merger is intended to qualify for U.S. federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Code.

Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, (a) each then-outstanding share of TuHURA Common Stock (other than shares held in treasury and excluding dissenting shares), including shares of TuHURA Common Stock issued upon conversion of TuHURA preferred stock and conversion of all TuHURA convertible promissory notes issued in the TuHURA Note Financing, were converted into the right to receive a number of shares of Kintara Common Stock (after giving effect to the Reverse Stock Split) based on an exchange ratio of 0.1789 shares of Kintara Common Stock for each outstanding shares of TuHURA Common Stock per the Merger Agreement (the “Exchange Ratio”), and (b) each then-outstanding TuHURA stock option and warrant that has not previously been exercised immediately prior to the effective time of the Merger was assumed by Kintara with the number of underlying shares and exercise price being adjusted in accordance with the Exchange Ratio.

Also at the closing of the Merger, Kintara entered into a Contingent Value Rights Agreement with the Rights Agent (as defined in the Merger Agreement), pursuant to which holders of Kintara Common Stock and Kintara Common Stock warrants, in each case, as of the close of business on the business day immediately prior to the effective time of the Merger, received one CVR for each outstanding share of Kintara Common Stock held by such stockholder (or, in the case of the warrants, each share of Kintara Common Stock for which such warrant is exercisable). Each CVR shall entitle the holder thereof to receive its portion of 1,539,918 shares of Kintara common stock if Kintara achieves the following milestone: (i) Kintara enrolls a minimum of ten cutaneous metastatic breast cancer patients in a study to determine whether a dose of Kintara’s REM-001 lower than 1.2 mg/kg elicits a treatment effect similar to that seen in prior studies of REM-001 at the 1.2 mg/kg dose and (ii) such patients enrolled in the study complete eight weeks of follow-up, in each case, on or before December 31, 2025.

Kineta Exclusivity Agreement and July 2024 Private Placement

On July 8, 2024, TuHURA issued a press release announcing that it has entered into an Exclusivity and Right of First Offer Agreement (the “Exclusivity Agreement”) with Kineta, Inc. (“Kineta”) for the potential acquisition of Kineta’s KVA12123 anti-VISTA antibody and related rights and assets associated with and derived from the asset.

KVA12123 is a rationally targeted, anti-VISTA antibody checkpoint inhibitor designed to reverse VISTA immune suppression and remodel the tumor microenvironment (TME) to overcome acquired resistance to immunotherapies.

Pursuant to the Exclusivity Agreement, among other things, Kineta has granted TuHURA an exclusive right to acquire Kineta’s worldwide patents, patent rights, patent applications, product and development program assets, technical and business information, and other rights and assets associated with and derived from its development program related to KVA12123 during the period commencing as of July 3, 2024 (the “Effective Date”) and continuing through the first to occur of (a) the execution of any Definitive Agreement (as defined therein) with respect to a Potential Transaction (as defined therein) by TuHURA or one or more of its affiliates and (b) 11:59 PM Eastern Time on October 1, 2024, subject to extension as noted in the following sentence (the “Exclusivity Period”). In the event that the parties are engaged in good faith discussions regarding a Potential Transaction on the date on which the Exclusivity Period (or any renewal thereof) is scheduled to expire and TuHURA has not yet closed the transactions contemplated by the Merger Agreement, then on such date, the Exclusivity Period shall automatically renew for an additional ten (10) day period (a “Renewal Period”) (up to a total of two (2) Renewal Periods for an aggregate of twenty (20) days).

Under the terms of the Exclusivity Agreement, TuHURA paid Kineta a fee in the amount of $5,000,000, with $2,500,000 paid at signing and an additional $2,500,000 paid on July 15, 2024. The fee is nonrefundable other than in the case of an uncured breach of the Exclusivity Agreement by Kineta. No later than two (2) business days after a Renewal Period has started (to be confirmed in writing by both parties), TuHURA shall pay an additional $150,000 as an additional Exclusivity Payment, in an amount not to exceed $300,000 for the two (2) available Renewal Periods. The Exclusivity Payment will be credited against the initial cash consideration that may be payable to Kineta pursuant to any Definitive Agreement (if any) between Kineta and TuHURA and/or its affiliates with respect to a Potential Transaction. TuHURA has exercised the two (2) available Renewal Periods, which have since expired, but TuHURA continues to collaborate with Kineta on the ongoing KVA12123 VISTA clinical trial program.

In conjunction with the Exclusivity Agreement, TuHURA sold 4,009,623 shares of its common stock in a private offering with a purchase price of $5,000,000 (the “July Private Placement”) to an existing TuHURA shareholder (the “Investor”). In connection with the July Private Placement, the Investor is entitled to a 1.5% royalty on certain sales by TuHURA of products based on KVA12123 as set forth in the Investor’s subscription agreement. Due to no definitive transaction agreement with Kineta for the purchase of KVA12123 and the inherent uncertainties surrounding the regulatory approval of KVA12123 and future monetization, TuHURA has not allocated any of the $5,000,000 purchase price consideration to the royalty agreement.

Special Protocol Assessment Agreement

On January 25, 2024 TuHURA successfully completed its negotiations with FDA and entered into a Special Protocol Assessment Agreement for a single registration directed, randomized, placebo controlled Phase 3 trial for IFx-Hu2.0 as adjunctive therapy to pembrolizumab (Keytruda®) in first line treatment for patients with advanced or metastatic Merkel Cell carcinoma who are checkpoint inhibitor naive. The trial utilizes a novel design recommended by the FDA which incorporates Overall Response Rate (ORR) as the primary endpoint for accelerated approval. The trial also includes Progression Free Survival (PFS) as a key secondary endpoint which, if achieved, without demonstrating a detriment to Overall Survival, could allow conversion from accelerated approval to full approval satisfying the requirement for a post marketing trial. Before initiating this Phase 3 trial TuHURA is required to complete certain manufacturing activities as noted in a partial clinical hold correspondence from FDA. Based on correspondence following a type C meeting with the FDA, TuHURA has ongoing development and validation of several testing and mixing studies which TuHURA believes will be adequate to address the CMC requirements to initiate the Phase 3 clinical trial. TuHURA believes, it will be in position to initiate the phase 3 study in the first quarter of 2025 and anticipates enrollment to take approximately 12 months with topline data 6 to 7 months following the last patient enrolled.

Components of TuHURA’s Results of Operations

Revenue

TuHURA did not generate any revenue and does not expect to generate any revenue from the sale of products in the near future.

Research and Development Expenses

To date, TuHURA’s research and development expenses have related primarily to development of IFx-Hu2.0, manufacturing, clinical studies, and other early pre-clinical activities related to TuHURA’s portfolio. Research and development expenses are recognized as incurred and payments made prior to the receipt of goods or services to be used in research and development are capitalized until the goods or services are received.

Research and development expenses include:

• salaries, payroll taxes, employee benefits

• external research and development expenses incurred under agreements with contract research organizations (“CROs”), and consultants to conduct TuHURA’s clinical studies;

• laboratory supplies;

• costs related to manufacturing product candidates, including fees paid to third-party manufacturers and raw material suppliers;

• stock-based compensation charges for those individuals involved in research and development efforts; and

• facilities, depreciation, and other allocated expenses, which include direct and allocated expenses for rent.

Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. TuHURA outsources a substantial portion of its clinical trial activities, utilizing external entities such as CROs, independent clinical investigators and other third-party service providers to assist it with the execution of its clinical trials.

TuHURA plans to substantially increase its research and development expenses for the foreseeable future as it continues the development of its product candidates and seeks to discover and develop new product candidates. Due to the inherently unpredictable nature of preclinical and clinical development, TuHURA cannot determine with certainty the timing of the initiation, duration or costs of future clinical trials and preclinical studies of product candidates. Clinical and preclinical development timelines, the probability of success and the amount of development costs can differ materially from expectations. TuHURA anticipates that it will make determinations as to which product candidates and development programs to pursue and how much funding to direct to each product candidate or program on an ongoing basis in response to the results of ongoing and future preclinical studies and clinical trials, regulatory developments and TuHURA’s ongoing assessments as to each product candidate’s commercial potential. In addition, TuHURA cannot forecast which product candidates may be subject to future collaborations, when such arrangements will be secured, if at all, and to what degree such arrangements would affect TuHURA’s development plans and capital requirements.

TuHURA’s future clinical development costs may vary significantly based on factors such as:

• per-patient trial costs;

• the number of trials required for regulatory approval;

• the number of sites included in the trials;

• the countries in which the trials are conducted;

• the length of time required to enroll eligible patients;

• the number of patients that participate in the trials;

• the number of doses that patients receive;

• the drop-out or discontinuation rates of patients;

• potential additional safety monitoring requested by regulatory agencies;

• the phase of development of the product candidate; and

• the efficacy and safety profile of the product candidate.

Acquired In-Process Research and Development (“IPR&D”)

Acquired in-process research and development expenses consist of existing research and development projects at the time of the acquisition. Projects that qualify as IPR&D assets represent those that have not yet reached technological feasibility and have no alternative future use. TuHURA acquisitions of assets have included IPR&D assets that had not yet reached technological feasibility and had no alternative future use, which resulted in a write-off of these IPR&D assets to acquired in-process research and development expenses in our consolidated statement of operations.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and employee-related costs, including stock-based compensation, for personnel in TuHURA’s executive, finance, and other administrative functions. Other significant costs include facility related costs, legal fees relating to intellectual property and corporate matters, professional fees for accounting and consulting services and insurance costs. TuHURA anticipates that its general and administrative expenses will increase in the future to support TuHURA’ continued research and development activities, and, if any product candidates receive marketing approval, commercialization activities. TuHURA also anticipates increased expenses related to audit, legal, regulatory, and tax-related services associated with maintaining compliance with exchange listing and SEC requirements, director and officer insurance premiums and investor relations costs associated with operating as a public company.

Other Income (Expense)

Other income (expense) consists of interest income on our cash and cash equivalents, interest expense on borrowings under our convertible note agreements, and non-cash changes in the fair value of our derivative liability associated with the make-whole premium on our convertible notes. Other income (expense) also included grant income from our NIH-funded research grants completed in May 2023, employee retention tax credit for companies with employees affected during the COVID-19 pandemic, and forgiveness of a paycheck protection program loan in April 2022.

Results of Operations

Comparisons for the Three Months Ended September 30, 2024, and September 30, 2023

Research and Development Expenses. The following table summarizes TuHURA research and development expenses by program for the periods presented.

Research and development expenses were $3.0 million and $3.5 million for the three months ended September 30, 2024, and 2023, respectively. The decrease of $0.5 million related to the following.

•
a decrease of approximately $0.6 million due to ongoing clinical development of IFx-2.0;
•
an increase of $0.3 million due to preclinical research of IFx-3.0 and MDSCs; and
•
a decrease of $0.2 million in facilities, salary and personnel related costs.

General and Administrative Expenses. General and administrative expenses were $0.8 million and $1.1 million for the three months ended September 30, 2024, and 2023, respectively. The decrease of $0.3 million was primarily due to legal fees associated with the TuHURA Biopharma Inc. asset acquisition and the terminated CohBar merger all that were incurred in the previous year.

Interest Expense. During various dates from December 2023 to September 2024, as part of the TuHURA Note Financing, TuHURA issued convertible notes totaling $31,253,000. The convertible notes included interest at 20% per annum, accretion to maturity date, and amortization of debt discount.

Interest Income. For the three months ended September 30, 2024 and 2023, interest income was earned on deposits at various banks.

Change in fair value of derivative liability. For the three months ended September 30, 2024, there was a gain of less than $0.1 million associated with the bifurcated embedded derivative liability related to the make-whole premium on the convertible notes.

Comparisons for the Nine Months Ended September 30, 2024, and September 30, 2023

Research and Development Expenses. The following table summarizes TuHURA research and development expenses by program for the periods presented.

Research and development expenses were $9.4 million and $7.5 million for the nine months ended September 30, 2024, and 2023, respectively. The increase of $1.9 million related to the following.

•
an increase of approximately $1.4 million due to ongoing clinical development of IFx-2.0;
•
an increase of $0.6 million due to preclinical research of IFx-3.0 and MDSCs; and
•
a decrease of $0.1 million in facilities, salary and personnel related costs.

Acquired in process research and development (“IPR&D”). On January 26, 2023, TuHURA acquired certain assets of TuHURA Biopharma, Inc., for $1.2 million in cash and 22.7 million common shares. The common shares issued to TuHURA have an estimated fair market value of $15.0 million. TuHURA performed the “screen test” and determined that substantially all of the fair value of the gross assets acquired in the TuHURA Biopharma acquisition is concentrated in a single identifiable asset or group of similar identifiable assets. As such, the TuHURA Biopharma acquisition has been accounted for as an asset acquisition. As the underlying asset is in-process research and development, TuHURA immediately expensed the entire $16.2 million purchase price for the nine months ended September 30, 2023, in accordance with FASB ASC Topic 730.

General and Administrative Expenses. General and administrative expenses were $2.6 million and $3.4 million for the nine months ended September 30, 2024, and 2023, respectively. The decrease of $0.8 million was primarily due to legal fees associated with the TuHURA Biopharma Inc. asset acquisition and proposed merger with CohBar, Inc. which was terminated in accordance with its terms in November 2023.

Employee Retention Tax Credit. The IRS provides a refundable tax credit for businesses that had employees and were affected during the COVID-19 pandemic. In October 2022, TuHURA applied for a credit under this program through ADP Totalsource, which manages the TuHURA payroll and benefits. In May 2023, TuHURA received a letter from ADP Totalsource that the credit will be $0.3 million.

Grant Income. Grant income was $0.0 million and less than $0.1 million for the nine months ended September 30, 2024 and 2023, respectively. In April 2021, TuHURA received approval from the Department of Health and Human Services for a $0.4 million grant to study cervical cancer and received reimbursements for related expenses associated with the grant in these years. TuHURA received the final payment under this grant in May 2023.

Interest Expense. In December 2023 to September 2024, as part of the TuHURA Note Financing, TuHURA issued convertible notes totaling $31,253,000. The convertible notes included interest at 20% per annum, accretion to maturity date, and amortization of debt discount.

Interest Income. For the nine months ended September 30, 2024 and 2023, respectively, interest income was earned on deposits at various banks.

Change in fair value of derivative liability. For the nine months ended September 30, 2024, there was a loss of $0.3 million associated with the bifurcated embedded derivative liability related to the make-whole premium on the convertible notes.

Liquidity and Capital Resources

TuHURA has incurred net losses and negative cash flows from operations since TuHURA’s inception and anticipates it will continue to incur net losses for the foreseeable future. TuHURA incurred net losses of $15.7 million and $26.6 million for the nine months ended September 30, 2024, and 2023, respectively, and used $17.3 million and $8.9 million of cash from TuHURA’s operating activities for the nine months ended September 30, 2024, and 2023, respectively. As of September 30, 2024, TuHURA had an accumulated deficit of $105.1 million. The $26.6 million loss for the nine months ended September 30, 2023, included the expensing of the entire $16.2 million purchase price for the assets of TuHURA Biopharma, Inc., of which $15.0 million was paid in the form of TuHURA Common Stock.

As of September 30, 2024, TuHURA had cash and cash equivalents of $19.6 million.

Sources of Liquidity

To date, TuHURA has financed its operations principally through private placements of TuHURA’s common and preferred stock and issuance of convertible notes.

Series A Preferred Stock Financing

In August 2017 through April 2018, TuHURA issued an aggregate of 33,186,952 shares of its Series A Preferred Stock at a purchase price of $0.52 per share for aggregate net proceeds of $15.6 million. There were 15,976,413 common stock warrants associated with these preferred shares.

Series A-1 Preferred Stock Financing

From October 2020 to October 2021, TuHURA issued an aggregate of 14,288,076 shares of its Series A-1 Preferred Stock at a purchase price of $0.66 per share for aggregate consideration of $9,430,000. There were 6,468,026 common stock warrants associated with these preferred shares.

Series B Preferred Stock Financing

From June through August 2022, TuHURA issued Series B preferred shares and received $16.6 million for 25,153,030 Series B shares at a purchase price of $0.66 along with 18,864,773 warrants that are exercisable at a fixed price of $0.66.

Prior Convertible Note Financing

From May 2019 through December 2020, TuHURA issued $4,995,000 aggregate principal amount of convertible notes, which bear interest at the rate of 10% per annum.

On February 24, 2021, a majority of note holders elected to voluntarily convert their notes under the terms of a non-qualified financing in the Note. This forced a conversion of all Notes into preferred shares. The conversion price was set by the same terms offered in the non-qualified financing. As a result, the $4,995,000 Note principal plus $277,000 accrued interest was converted into 7,988,169 Series A-1 preferred shares at $0.66 a share. There were 3,765,851 common stock warrants associated with this conversion.

TuHURA Note Financing

On April 2, 2024, TuHURA completed a private placement under which it offered and sold convertible promissory notes (the “TuHURA Notes”) to approximately 40 accredited investors during the period from December 2023 through April 2, 2024 (the “TuHURA Note Financing”). In the transaction, TuHURA received subscriptions for an aggregate principal amount of $31,253,000 of TuHURA Notes, of which the entire amount was funded as of September 30, 2024.

The TuHURA Notes are general unsecured obligations of TuHURA that have various maturity dates through 2026, and that bear interest at a rate of 20% per annum, simple interest. The TuHURA Notes contain a make-whole provision under which, upon payment or conversion of the TuHURA Notes, the holders of the notes will receive additional interest equal to the amount of interest that would have accrued through the first anniversary of the initial closing of the TuHURA Note Financing (if the notes are paid or converted prior to such first anniversary), through the 18-month anniversary of the initial closing (if the notes are paid or converted on or after the first anniversary and before the 18-month anniversary), or though the maturity date (if the notes are paid or converted after the 18-month anniversary of the initial closing).

As provided in the TuHURA Notes, upon the completion of the Merger, all principal and accrued and unpaid interest and make-whole amounts under the TuHURA Notes automatically converted into shares of TuHURA Common Stock at a conversion price $0.68 per share of TuHURA Common Stock.

In the TuHURA Note Financing, the investors that purchased at least $4.0 million in principal amount of TuHURA Notes, together with their affiliates, were issued warrants to purchase an aggregate of 18,797,794 additional shares of TuHURA Common Stock (the “TuHURA Common Warrants”). The TuHURA Common Warrants have an exercise price of $1.02 per share of TuHURA Common Stock and have an expiration date of 3 years following the respective issue dates of the warrants. The TuHURA Common Warrants are exercisable at any time prior to the expiration date of the warrants, and the warrants are exercisable for cash and, at such time as there is no registration statement covering the resale of the shares issuable upon the exercise of the warrants, on a cashless basis. The TuHURA Common Warrants contain customary adjustments to the exercise price and number of underlying warrant shares by reason of stock splits, stock dividends, reverse stock split, and the like.

In connection with the TuHURA Note Financing, TuHURA issued an aggregate of 343,560 shares of TuHURA Common Stock to a placement agent for the private placement of the TuHURA note financing.

Private Placement of Common Stock

In July 2024, TuHURA sold 4,009,623 shares of its common stock in a private offering with a purchase price of $5,000,000 to an existing TuHURA shareholder.

Cash Flows

The following table sets forth a summary of the net cash flow activity for the nine months ended September 30, 2024 and 2023, respectively:

	Nine Months Ended September 30,
	2024	2023
	(in thousands)
Net cash provided by (used in):
Operating activities	$(12,122)	$(8,920)
Investing activities	(5,229)	(1,257)
Financing activities	33,288	(25)
Net increase (decrease) in cash	$15,931	$(10,202)

Operating Activities

For the nine months ended September 30, 2024, net cash used in operating activities was $12.1 million, which primarily consisted of a net loss of $15.7 million, a change in net operating assets and liabilities of $1.2 million, partially offset by non-cash charges of $2.4 million. The net non-cash charges were primarily related to a $0.3 change in fair value of derivative liability, amortization of debt discount of $1.1 million, and stock-based compensation of $0.9 million. The change in net operating assets and liabilities is due to a decrease in accounts payable and accrued expenses of $1.2 million due to timing of invoices and vendor payments offset by increases in other current and non-current assets of $0.1 million.

For the nine months ended September 30, 2023, net cash used in operating activities was $8.9 million, which primarily consisted of a net loss of $26.6 million and a change in net operating assets and liabilities of $1.0 million, partially offset by non-cash charges of $16.7 million. The net non-cash charges were primarily related to a $16.2 write-off of in-process research and development expense on the asset acquisition of TuHURA Biopharma, Inc., depreciation and amortization expense of $0.1 million, and stock-based compensation of $0.3 million. The change in net operating assets and liabilities is due to a decrease in accounts payable and accrued expenses of $0.8 million due to timing of invoices and vendor payments.

Investing Activities

For the nine months ended September 30, 2024, net cash used in investing activities was $5.2 million, which consisted of property and equipment purchases and an exclusivity deposit payment to Kineta.

For the nine months ended September 30, 2023, net cash used in investing activities was $1.3 million. On January 26, 2023, TuHURA acquired certain assets of TuHURA Biopharma, Inc. for $1.2 million in cash and 22.7 million common shares. The cash component of the transaction is considered an investing activity. The entire transaction was valued at $16.2 million.

Financing Activities

For the nine months ended September 30, 2024, net cash provided by financing activities was $33.3 million, which consisted of $27.5 net proceeds from convertible notes issued as part of the TuHURA Note Financing, $4.7 million net proceeds from the common stock private offering, $2.0 million proceeds from stock options and warrants exercises, and $1.1 million in deferred offering costs paid in connection with the proposed merger with Kintara.

For the nine months ended September 30, 2023, net cash used in used in financing activities was less than $0.1 million, which consisted of repurchased shares from an investor.

Funding Requirements

TuHURA expects to incur additional costs associated with operating as a public company. In addition, TuHURA anticipates that it will need substantial additional funding in connection with its continuing operations. TuHURA believes that its existing cash and cash equivalents, together with the estimated net proceeds from the TuHURA Note Financing, will be sufficient to meet its anticipated cash requirements through the end of 2025.

However, TuHURA’s forecast of the period through which its financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially. Management based projections of operating capital requirements on TuHURA’s current operating plan, which includes several assumptions that may prove to be incorrect, and TuHURA may deplete its available capital resources sooner than management expects. TuHURA’s future capital requirements will depend on many factors, including:

• the initiation, progress, timing, costs and results of drug discovery, preclinical studies and clinical trials of IFx-Hu2.0, IFx-Hu3.0 and any other future product candidates;

• the costs associated with hiring additional personnel and consultants as TuHURA’s preclinical and clinical activities increase;

• the outcome, timing and costs of seeking regulatory approvals;

• the cost of manufacturing IFx-Hu2.0 and IFx-Hu3.0 and future product candidates for clinical trials in preparation for marketing approval and in preparation for commercialization;

• the emergence of competing therapies and other adverse market developments;

• the ability to establish and maintain strategic licensing or other arrangements and the financial terms of such agreements; and

• the costs of operating as a public company.

Until such time, if ever, as TuHURA can generate substantial product revenues to support its capital requirements, TuHURA expects to finance its cash needs through a combination of public or private equity offerings, debt financings, collaborations and licensing arrangements or other capital sources. To the extent that TuHURA raises additional capital through the sale of equity or convertible debt securities, the ownership interest of TuHURA’s stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of holders of TuHURA’s Common Stock. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends. If TuHURA raises funds through collaborations, or other similar arrangements with third parties, TuHURA may need to relinquish valuable rights to its product candidates, future revenue streams or research programs or may have to grant licenses on terms that may not be favorable to it and/or may reduce the value of TuHURA’s Common Stock. If TuHURA is unable to raise additional funds through equity or debt financings as and when needed, TuHURA may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and market its product candidates even if TuHURA would otherwise prefer to develop and market such product candidates themselves.

Critical Accounting Policies and Significant Judgments and Estimates

TuHURA’s management’s discussion and analysis of its financial condition and results of operations is based on its financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires TuHURA to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in TuHURA’s financial statements. On an ongoing basis, TuHURA evaluates its estimates and judgments, including those related to accrued expenses and stock-based compensation. TuHURA bases its estimates on historical experience, known trends and events, and various other factors that TuHURA believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. TuHURA’s actual results may differ from these estimates under different assumptions or conditions. While TuHURA’s significant accounting policies are described in more detail in Note 2 of its financial statements appearing elsewhere in this Current Report on Form 8-K, TuHURA believes the following accounting policies and estimates to be most critical to the preparation of its financial statements.

Accrued Research and Development Expenses

As part of the process of preparing TuHURA’s financial statements, TuHURA is required to estimate its accrued expenses as of each balance sheet date. This process involves reviewing open contracts and purchase orders, communicating with TuHURA’s personnel to identify services that have been performed on TuHURA’s behalf and estimating the level of service performed and the associated cost incurred for the service when TuHURA has not yet been invoiced or otherwise notified of the actual cost. TuHURA makes estimates of its accrued expenses as of each balance sheet date based on facts and circumstances known to it at that time. TuHURA periodically confirms the accuracy of its estimates with the service providers and adjusts, if necessary. The significant estimates in TuHURA’s accrued research and development expenses include the costs incurred for services performed by its vendors in connection with research and development activities for which TuHURA has not yet been invoiced.

TuHURA bases its expenses related to research and development activities on its estimates of the services received and efforts expended pursuant to quotes and contracts with vendors that conduct research and development on TuHURA’s behalf. The financial terms of these agreements are subject to negotiation, vary from contract-to-contract and may result in uneven payment flows. There may be instances in which payments made to TuHURA’s vendors will exceed the level of services provided and result in a prepayment of the research and development expense. In accruing service fees, TuHURA estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from TuHURA’s estimate, TuHURA adjusts the accrual or prepaid expense accordingly. Advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made.

Although TuHURA does not expect its estimates to be materially different from amounts actually incurred, if TuHURA’s estimates of the status and timing of services performed differ from the actual status and timing of services performed, it could result in TuHURA reporting amounts that are too high or too low in any particular period. To date, there have been no material differences between TuHURA’s estimates of such expenses and the amounts actually incurred.

Stock-Based Compensation Expense

Stock-based compensation expense represents the cost of the grant date fair value of equity awards recognized over the requisite service period of the awards (usually the vesting period) on a straight-line basis. TuHURA estimates the fair value of equity awards using the Black-Scholes option pricing model and recognizes forfeitures as they occur. Estimating the fair value of equity awards as of the grant date using valuation models, such as the Black-Scholes option pricing model, is affected by assumptions regarding a number of variables, including the risk-free interest rate, the expected stock price volatility, the expected term of stock options, the expected dividend yield and the fair value of the underlying common stock on the date of grant. Changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop. See Note 2 of TuHURA’s financial statements for information concerning certain of the specific assumptions TuHURA used in applying the Black-Scholes option pricing model to determine the estimated fair value of TuHURA’s stock options granted.

Common stock valuations

TuHURA is required to estimate the fair value of the common stock underlying its equity awards when performing fair value calculations. The fair value of the common stock underlying its equity awards was determined on each grant taking into account input from management and taking into account the pricing offered in TuHURA’s equity raises. All options to purchase shares of TuHURA’s Common Stock are intended to be granted with an exercise price per share no less than the fair value per share of TuHURA’s Common Stock underlying those options on the date of grant, based on the information known to TuHURA on the date of grant. In the absence of a public trading market for TuHURA’s Common Stock, on each grant date TuHURA develops an estimate of the fair value of its common stock in order to determine an exercise price for the option grants. TuHURA’s determinations of the fair value of its common stock were made by considering the prices of preferred stock sold to investors in arm’s length transactions and the rights, preferences and privileges of TuHURA’s preferred stock relative to those of its common stock.

In determining the fair value of TuHURA’s Common Stock underlying stock option grants for the nine months ended September 30, 2024 and 2023, TuHURA used the market approach by reference to the closest round of equity financing, preceding the date of valuation and analysis of the trading values of publicly traded companies deemed comparable to TuHURA.

Recently Issued and Adopted Accounting Pronouncements

A description of recently issued and adopted accounting pronouncements that may potentially impact TuHURA’s financial position and results of operations is disclosed in Note 2 to TuHURA’s financial statements.

Off-Balance Sheet Arrangements

During the periods presented, TuHURA did not have, nor does it currently have, any off-balance sheet arrangements as defined under SEC rules.

Quantitative and Qualitative Disclosures about Market Risk

TuHURA is exposed to market risks in the ordinary course of its business. These risks primarily include interest rate risks and inflation risks. Periodically, TuHURA maintains deposits in accredited financial institutions in excess of federally insured limits. TuHURA deposits its cash in financial institutions that it believes has high credit quality and have not experienced any losses on such accounts and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Interest Rate Risk

TuHURA’s cash consists of cash in readily-available checking accounts. TuHURA may also invest in short-term money market fund investments. Such interest-earning instruments carry a degree of interest rate risk; however, historical fluctuations in interest income have not been significant.

Inflation Risk

Inflation generally affects TuHURA by increasing its cost of labor and research and development contract costs. TuHURA does not believe inflation has had a material effect on its results of operations during the periods presented.